Exhibit 8.2

DLA Piper (Canada) LLP Suite 6000, 1 First Canadian Place PO Box 367, 100 King St W Toronto ON M5X 1E2 www.dlapiper.com

April 12, 2018

Epsilon Energy Ltd. 16701 Greespoint Park Drive, Suite 195 Houston, Texas 77060

Re:                             Canadian Federal Income Tax Considerations

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by Epsilon Energy Ltd. (the “Company”) with the United States Securities and Exchange Commission on or about the date hereof with respect to a proposed application under section 189 of the Business Corporations Act (Alberta) to change the jurisdiction of incorporation of the Company from the provincial jurisdiction of Alberta to the State of Delaware, United States of America, by way of a domestication under section 388 of the General Corporation Law of the State of Delaware (the “proposed domestication”).

We have acted as Canadian tax counsel to the Company in connection with the proposed domestication. As such, and for the purpose of rendering this opinion, we have reviewed, and with your consent are expressly relying upon and assuming (without any independent investigation thereof) the truth and accuracy of the statements, representations and covenants contained in the certificate of an officer of the Company addressed to DLA Piper (Canada) LLP dated the date hereof (the “Certificate”). With respect to any representation in the Certificate that is made “to the knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification.

If any of the statements, representations, covenants and assumptions described above are untrue for any reason, our opinion expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, the legal conclusions with respect to Canadian federal income tax consequences set forth in the discussion under the caption “United States and Canadian Income Tax Considerations — Material Canadian Federal Income Tax Considerations” in the Registration Statement, constitute our opinion as of the date hereof. We undertake no responsibility to advise you of any changes or new developments in the application or interpretation of the Canadian federal income tax laws.

This opinion only represents our best judgment as of the date hereof as to the federal income tax consequences of the proposed domestication and is not binding on the Canada Revenue Agency or on any court of law, tribunal, administrative agency or other governmental body. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.

This opinion is being delivered solely in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours very truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP